EXHIBIT 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

PNK ENTERTAINMENT, INC.

PINNACLE ENTERTAINMENT, INC.

AND,

SOLELY WITH RESPECT TO Article VIII,

GAMING AND LEISURE PROPERTIES, INC.

Dated April 28, 2016

i

Article V

RELEASE AND INDEMNIFICATION

5.1	Release of Pre-Distribution Claims	27
5.2	General Indemnification by OpCo	29
5.3	General Indemnification by Pinnacle	30
5.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	30
5.5	Procedures for Indemnification of Third Party Claims	31
5.6	Tax Procedures	32
5.7	Additional Matters	34
5.8	Remedies Cumulative; Limitations of Liability	35
5.9	Survival of Indemnities	35

Article VI

OTHER AGREEMENTS

6.1	Further Assurances	35
6.2	Confidentiality	36
6.3	Insurance Matters	38
6.4	Litigation; Cooperation	39
6.5	Tax Matters	40
6.6	Employee Matters	40
6.7	Compliance with Legal Requirements	40

Article VII

DISPUTE RESOLUTION

7.1	General Provisions	40
7.2	Arbitration	41

Article VIII

MISCELLANEOUS

8.1	Corporate Power	43
8.2	Governing Law; Jurisdiction	43
8.3	Survival of Covenants	43
8.4	Force Majeure	43
8.5	Notices	43
8.6	Termination	45
8.7	Severability	45
8.8	Entire Agreement	45
8.9	Assignment; No Third-Party Beneficiaries	45

8.10	Specific Performance	45
8.11	Amendment	45
8.12	Rules of Construction	46
8.13	Counterparts	46
8.14	GLPI Guaranty	46

SCHEDULES

Schedule 1.1(a)	Pinnacle Contracts

Schedule 1.1(b)	Transfer Fee

Schedule 2.1(a)	Plan of Reorganization

Schedule 2.3(a)	Pinnacle Assets

Schedule 2.3(b)	OpCo Assets

Schedule 2.4(a)	Pinnacle Liabilities

Schedule 2.4(b)	OpCo Liabilities

Schedule 2.6(g)	Certain Leases

Schedule 6.4(a)(ii)	Pinnacle Assumed Actions

Schedule 6.4(b)(i)	Pinnacle Transferred Actions

EXHIBITS

Exhibit A	Form of Restrictive Declaration

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 28, 2016 (this “Agreement”), is by and between PNK Entertainment, Inc., a Delaware corporation (“OpCo”), Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), and, solely with respect to Article VIII, Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”).

W I T N E S S E T H:

WHEREAS, Pinnacle, GLPI, and Gold Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as July 20, 2015 (the “Merger Agreement”), providing for, among other things, the merger of Pinnacle with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”) as a wholly-owned Subsidiary of GLPI;

WHEREAS, on the terms and subject to the conditions contained herein, prior to the consummation of the Merger, Pinnacle shall separate its operations into an independent publicly-traded company by means of the Distribution (as defined below), all as more fully described in this Agreement and the agreements and actions contemplated by this Agreement (the “Reorganization”);

WHEREAS, in order to effect the Reorganization, immediately prior to the Effective Time (as defined in the Merger Agreement), Pinnacle shall distribute, on a pro rata basis, all of the issued and outstanding shares of OpCo Common Stock (as defined below) owned by Pinnacle to record holders of shares of common stock, par value $0.10 per share (“Pinnacle Common Stock”), of Pinnacle (the “Distribution”);

WHEREAS, in connection with the Merger and the agreements contemplated thereby, including the Transactions (as defined below), Pinnacle, for the benefit of OpCo, has entered into the Company Financing Commitment (as defined below) in order to, among other things, make the OpCo Cash Payment (as defined below);

WHEREAS, the board of directors of Pinnacle (the “Pinnacle Board of Directors”) has approved the Reorganization;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Reorganization and Distribution be consummated in accordance with the terms of this Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship of Pinnacle, OpCo and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of “Pinnacle Group” and “OpCo Group,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Time of Distribution and for purposes of this Agreement and the other Transaction Documents, no member of the OpCo Group shall be deemed to be an Affiliate of any member of the Pinnacle Group, and no member of the Pinnacle Group shall be deemed to be an Affiliate of any member of the OpCo Group.

“Agreement” has the meaning set forth in the Preamble.

“Approval Costs” means any fees, costs or expenses associated with the obtaining or making of the Required Approvals, other than the Transfer Fee.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form and including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in a Person’s possession or control;

(b) all office, hotel, casino, barge, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), passenger/delivery vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, spare parts, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions, maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds, stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage inventories and all other articles of tangible personal property;

(c) all interests in Real Property;

(d) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(e) all license agreements, leases of personal property, supplies, parts or services and other contracts, agreements or commitments;

(f) all deposits, letters of credit and performance and surety bonds;

(g) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(h) all Intellectual Property and Technology;

(i) all Software;

(j) all cost information, sales data, customer lists, markers, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, bookings, contracts, reservations, advertising, marketing and promotional materials, telephone numbers, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k) all prepaid expenses, trade accounts and other accounts and notes receivable;

(l) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o) all Cash and Cash Equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Belterra Park” means PNK (Ohio), LLC, any of its Subsidiaries and any Assets and Liabilities held therein, including any real property interest.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents determined in accordance with GAAP, all Restricted Cash and all marketable securities.

“Closing Existing Indebtedness” means the amount of Existing Indebtedness as of the Distribution Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financing Commitment” has the meaning set forth in the Merger Agreement.

“CPR” means the International Institute for Conflict Prevention & Resolution.

“CPR Arbitration Rules” has the meaning set forth in Section 7.2(a).

“Delaware Courts” has the meaning set forth in Section 7.2(d).

“Dispute” has the meaning set forth in Section 7.1(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means American Stock Transfer & Trust Company, LLC.

“Distribution Date” means the date on which the Distribution to Pinnacle’s stockholders is effective.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached as Exhibit A to the Merger Agreement, to be entered into by and between Pinnacle and OpCo on or prior to the Distribution Date.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Estimated Existing Indebtedness” means an amount of Existing Indebtedness equal to three billion six hundred seventy five million dollars ($3,675,000,000).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Existing Indebtedness” means (i) $850.0 million principal amount of 6.375% Senior Notes issued by Pinnacle due 2021; (ii) $1.04 billion principal amount of 7.50% Senior Notes issued by Ameristar Casinos, Inc. due 2021; (iii) $325.0 million principal amount of 7.75% Senior Subordinated Notes issued by Pinnacle due 2022; (iv) $350.0 million principal amount of 8.75% Senior Subordinated Notes issued by Pinnacle due 2020 and (v) the aggregate principal amount of obligations outstanding under the Amended and Restated Credit Agreement, dated August 13, 2013, by and among Pinnacle, as borrower, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A. as Administrative Agent; but excluding, for avoidance of doubt, any and all accrued and unpaid interest on the items listed in clauses (i) through (v) above.

“Fee Letter” shall have the meaning set forth in Section 2.2(f).

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by OpCo with the SEC relating to the OpCo Common Stock, as amended from time to time.

“GLPI” has the meaning set forth in the Preamble.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the Pinnacle Group or the OpCo Group, as the context requires.

“Guaranteed Obligations” has the meaning set forth in Section 8.14(a).

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, toxic mold, lead (including lead-based paint), electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnification Trust Agreement” means that certain Indemnification Trust Agreement dated as of August 16, 2005 by and between Pinnacle Entertainment, Inc. and Wilmington Trust Company and, as an additional party, Bruce Leslie, as Beneficiaries’ Representative.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, brand names, trade names, service names, trade dress, logos, slogans, symbols and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights, assumed names, corporate names, fictitious names and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Property” has the meaning set forth in the Master Lease.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Master Lease” means the Master Lease Agreement, in substantially the form attached as Exhibit B to the Merger Agreement, to be entered into by Pinnacle and OpCo as of the Time of Distribution.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange and NASDAQ.

“OpCo” has the meaning set forth in the Preamble.

“OpCo Assets” has the meaning set forth in Section 2.3(b).

“OpCo Assumed Actions” has the meaning set forth in Section 6.4(a)(i).

“OpCo Business” means the businesses and operations conducted prior to the Time of Distribution by any member of the Pinnacle Group that are not included in the Pinnacle Business, including the business of conducting gaming and hospitality operations. For the avoidance of doubt, OpCo Business shall exclude any Pinnacle Asset or Pinnacle Liability.

“OpCo Cash Payment” has the meaning set forth in Section 2.2.

“OpCo Common Stock” means shares of common stock, par value $0.01 per share, of OpCo.

“OpCo Confidential Information” has the meaning set forth in Section 6.2(a).

“OpCo Group” means OpCo, and each Person that is an Affiliate of OpCo immediately after the Distribution Date or that becomes an Affiliate of OpCo after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed to be a member of the OpCo Group.

“OpCo Indemnified Parties” has the meaning set forth in Section 5.3.

“OpCo Liabilities” has the meaning set forth in Section 2.4(b).

“OpCo Transferred Actions” has the meaning set forth in Section 6.4(b)(ii).

“Parent REIT” has the meaning set forth in Section 5.6(a).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Pinnacle” has the meaning set forth in the Preamble.

“Pinnacle Assets” has the meaning set forth in Section 2.3(a).

“Pinnacle Assumed Actions” has the meaning set forth in Section 6.4(a)(ii).

“Pinnacle Board of Directors” has the meaning set forth in the Recitals.

“Pinnacle Business” means the business of owning or leasing the Pinnacle Real Property and owning and operating the Pinnacle Subsidiaries, provided, that for the avoidance of doubt, the Pinnacle Business shall not include the business of conducting gaming or hospitality operations, racetracks or other facilities located at the Pinnacle Real Property and shall not include the business of owning, leasing or operating Belterra Park (including the Real Property owned by it or located therein). For the avoidance of doubt, Pinnacle Business shall exclude any OpCo Asset or OpCo Liability.

“Pinnacle Common Stock” has the meaning set forth in the Recitals.

“Pinnacle Confidential Information” has the meaning set forth in Section 6.2(b).

“Pinnacle Contracts” means any contract, agreement, arrangement, commitment or understanding listed or described on Schedule 1.1(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on Schedule 1.1(a)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the Pinnacle Business.

“Pinnacle Group” means Pinnacle and each Person that is an Affiliate of Pinnacle immediately after the Distribution Date or that becomes an Affiliate of Pinnacle after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a member of the Pinnacle Group.

“Pinnacle Indemnified Parties” has the meaning set forth in Section 5.2.

“Pinnacle Liabilities” has the meaning set forth in Section 2.4(a).

“Pinnacle Real Property” means all the Real Property of OpCo Group and Pinnacle Group, other than Belterra Park and the OpCo Assets expressly set forth on Schedule 2.3(b).

“Pinnacle Subsidiaries” means the entities intended to remain Subsidiaries of Pinnacle in the Reorganization pursuant to the Plan of Reorganization.

“Pinnacle Transferred Actions” has the meaning set forth in Section 6.4(b)(i).

“Plan of Reorganization” has the meaning set forth in Section 2.1(a).

“Qualifying Income” has the meaning set forth in Section 5.6(a).

“Real Property” means all interests in real property of whatever nature, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings, vessels, and barges located thereon or moored thereto, and all associated parking areas, fixtures and all other improvements located on thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on such a real property or otherwise appertaining to or benefitting the real property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the real property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical or other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the real property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of the real property.

“Record Date” means the close of business on the date to be determined by the Pinnacle Board of Directors as the record date for the Distribution.

“REIT” has the meaning set forth in Section 5.6(a).

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Approvals” has the meaning set forth in Section 2.6(a).

“Restricted Cash” means cash in escrow accounts or which is otherwise subject to any other contractual or legal restriction that impairs the ability of the owner of such cash to freely transfer or use such cash for any lawful purpose.

“Restrictive Declarations” mean those certain restrictive declarations, to be substantially in the form of Exhibit A attached hereto and made part hereof, to be recorded against the undeveloped lands in Lake Charles, LA and Baton Rouge, LA which constitute OpCo Assets, as listed on Schedule 2.3(b) hereto, which restrictive declarations shall provide for access to the adjacent Leased Property and restrict gaming use on such undeveloped land, as more specifically provided for therein.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Special Damages” has the meaning set forth in Section 5.8.

“Specified REIT Requirements” has the meaning set forth in Section 5.6(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached as Exhibit D to the Merger Agreement, to be entered into by and between OpCo, GLPI and Pinnacle on or prior to the Distribution Date.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Claim” has the meaning set forth in Section 5.5(a).

“Time of Distribution” means the time at which the Distribution occurs on the Distribution Date, which shall be determined by the Pinnacle Board of Directors.

“Transaction Documents” means this Agreement, the Master Lease, the Tax Matters Agreement, the Employee Matters Agreement, the Restrictive Declarations and the Transfer Documents.

“Transaction Expenses” means all of the OpCo Group’s and the Pinnacle Group’s (as such group exists as of the Distribution) fees and expenses of legal counsel, brokers, finders, consultants, experts, advisors and investment bankers incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents (which, for avoidance of doubt, shall include any Approval Costs but exclude the Transfer Fee, fees, costs or expenses associated with the Company Financing Commitment, and any fees, costs or expenses of GLPI (including with respect to any of its financing arrangements) and any fees, expenses or costs with respect to the Existing Indebtedness).

“Transactions” means, collectively, (i) the Reorganization, (ii) the Distribution and (iii) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transfer Documents” means the documents executed by OpCo, Pinnacle or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Section 2.1(b), Section 2.1(c) and Section 2.5(b).

“Transfer Fee” means the costs set forth on Schedule 1.1(b).

“Year End Interest Amount” means the amount of accrued and unpaid interest in respect of the Existing Indebtedness as of December 31, 2015 but excluding, for the avoidance of doubt, any overdue interest and costs or penalties in respect thereof accrued and unpaid as of December 31, 2015.

ARTICLE II

THE REORGANIZATION

2.1 Transfer of Assets; Assumption of Liabilities.

(a) Prior to the Distribution, Pinnacle shall effect the steps of the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”), including:

(i) Pinnacle shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to OpCo or certain Persons designated by OpCo who are or will become members of the OpCo Group, and OpCo or such Persons shall accept from Pinnacle and its applicable Subsidiaries, all of Pinnacle’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all OpCo Assets;

(ii) OpCo shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Pinnacle or certain Persons designated by Pinnacle who are or will become members of the Pinnacle Group, and Pinnacle or such Persons shall accept from OpCo and its applicable Subsidiaries, all of OpCo’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Pinnacle Assets;

(iii) subject to Section 2.6(c), OpCo and certain Persons designated by OpCo who are or will become members of the OpCo Group shall assume all the OpCo Liabilities. OpCo and such Persons shall be responsible for all OpCo Liabilities, regardless of when or where such OpCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such OpCo Liabilities are asserted or determined (including any OpCo Liabilities arising out of claims made by Pinnacle’s or OpCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Pinnacle Group or the OpCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pinnacle Group or the OpCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and

(iv) subject to Section 2.6(c), Pinnacle and certain Persons designated by Pinnacle who are or will become members of the Pinnacle Group shall assume all the Pinnacle Liabilities. Pinnacle and such Persons shall be responsible for all Pinnacle Liabilities, regardless of when or where such Pinnacle Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Pinnacle Liabilities are asserted or determined (including any Pinnacle Liabilities arising out of claims made by Pinnacle’s or OpCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Pinnacle Group or the OpCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pinnacle Group or the OpCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the OpCo Assets and the assumption of the OpCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(iii), on the date that such OpCo Assets are assigned, transferred, conveyed or delivered or such OpCo Liabilities are assumed (i) Pinnacle shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Pinnacle and its Subsidiaries’ (other than OpCo and its Subsidiaries) right, title and interest in and to the OpCo Assets to OpCo and its Subsidiaries, and (ii) OpCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the OpCo Liabilities by OpCo and its Subsidiaries.

(c) In furtherance of the assignment, transfer, conveyance and delivery of the Pinnacle Assets and the assumption of the Pinnacle Liabilities in accordance with Section 2.1(a)(ii) and Section 2.1(a)(iv), on the date that such Pinnacle Assets are assigned, transferred, conveyed or delivered or such Pinnacle Liabilities are assumed (i) OpCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of OpCo’s and its Subsidiaries’ right, title and interest in and to the Pinnacle Assets to Pinnacle and its Subsidiaries, and (ii) Pinnacle shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Pinnacle Liabilities by Pinnacle and its Subsidiaries.

(d) If at any time or from time to time (whether prior to or after the Time of Distribution), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall, as applicable, promptly transfer or accept, or cause to be transferred or accepted, such Asset (including, with respect to the OpCo Assets, the funds to be transferred to OpCo pursuant to Section 2.3(b)(vi) below) or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(e) OpCo hereby waives compliance by each and every member of the Pinnacle Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OpCo Assets to any member of the OpCo Group.

(f) Pinnacle hereby waives compliance by each and every member of the OpCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Pinnacle Assets to any member of the Pinnacle Group.

2.2 OpCo Cash Payment. For purposes of this Agreement, the “OpCo Cash Payment” shall mean a transfer from OpCo to Pinnacle or the applicable member of the Pinnacle Group, as directed by Pinnacle, of an amount equal to $975,000,000 in connection with the Company Financing Commitment, as such amount may be adjusted pursuant to this Section 2.2, such amount of which will, substantially concurrently with the consummation of the Distribution and the Merger, be used by Pinnacle to satisfy a portion of the Liabilities under the Existing Indebtedness; provided that:

(a) in the event the Closing Existing Indebtedness exceeds the Estimated Existing Indebtedness, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(b) the OpCo Cash Payment shall be reduced on a dollar-for-dollar basis by (i) the aggregate amount of Medicare Taxes (as defined in the Employee Matters Agreement), (ii) all Transaction Expenses up to and including either (A) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (B) $25,000,000 if the Distribution or the Merger is completed after March 31, 2016 and (iii) the Transfer Fee;

(c) in the event the accrued and unpaid interest in respect of the Existing Indebtedness as of the Time of Distribution exceeds the Year End Interest Amount, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(d) in the event the Year End Interest Amount exceeds the amount of accrued and unpaid interest in respect of the Existing Indebtedness as of the Time of Distribution, the OpCo Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference;

(e) in the event the Estimated Existing Indebtedness exceeds the Closing Existing Indebtedness, the OpCo Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference; and

(f) in the event the Distribution and the Merger have not been consummated by December 31, 2015, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by (x) the amount payable under Section 1(a)(1)(c) of the Fee Letter dated as of July 20, 2015, among GLPI and JPMorgan Chase, N.A., J.P. Morgan Securities LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Fee Letter”), as in effect on such date and (y) the amount of any comparable time-based fees payable after December 31, 2015 with respect to any commitment for Parent Alternate Financing (as such term is defined in the Merger Agreement); provided that in no event shall the OpCo Cash Payment be increased pursuant to this clause (f) by more than $3,375,000 in the aggregate.

2.3 Assets.

(a) For purposes of this Agreement, “Pinnacle Assets” shall mean (without duplication):

(i) all Leased Property;

(ii) all Pinnacle Real Property;

(iii) all permits or authorizations necessary to operate the Pinnacle Business;

(iv) all issued and outstanding capital stock of, or other equity interests in, the Pinnacle Subsidiaries;

(v) all Pinnacle Contracts;

(vi) the proceeds of the OpCo Cash Payment to be distributed from OpCo to Pinnacle in accordance with the terms of this Agreement; (vii) all Assets of the OpCo Group or the Pinnacle Group that are expressly provided by this Agreement or any other Transaction Document to be Pinnacle Assets; and

(vii) the Assets listed or described on Schedule 2.3(a).

Notwithstanding the foregoing, the Pinnacle Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

(b) For the purposes of this Agreement, “OpCo Assets” shall mean (without duplication) all Assets of the OpCo Group or the Pinnacle Group as of the Time of Distribution, other than the Pinnacle Assets, including:

(i) all Intellectual Property, Software and Technology of any member of the OpCo Group or the Pinnacle Group;

(ii) all Cash and Cash Equivalents held by any member of the OpCo Group or the Pinnacle Group (other than the proceeds of the OpCo Cash Payment), or that any such member has or may have a right to, in each case, immediately prior to the Time of Distribution;

(iii) all Assets of the OpCo Group or the Pinnacle Group that are expressly provided by this Agreement or any other Transaction Document to be OpCo Assets;

(iv) the Assets listed or described on Schedule 2.3(b);

(v) Belterra Park; and

(vi) all funds distributed to Pinnacle under the Indemnification Trust Agreement (or any renewal, substitute or similar agreement), including upon and following the expiration of such agreement.

Notwithstanding the foregoing, the OpCo Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

2.4 Liabilities.

(a) For the purposes of this Agreement, “Pinnacle Liabilities” shall mean (without duplication):

(i) except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent (A) relating to, arising out of or resulting from any Pinnacle Assets or the Pinnacle Business and (B) arising after the Time of Distribution;

(ii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed by Pinnacle or any member of the Pinnacle Group;

(iii) subject to Section 2.2, all Liabilities (including, for the avoidance of doubt, breakage fees or other fees, costs or expenses) pursuant to the Existing Indebtedness and in connection with the Parent Financing (as defined in the Merger Agreement), if applicable; provided that for the avoidance of doubt, any fees, costs or expenses in connection with the Company Financing (as such term is defined in the Merger Agreement) shall not constitute Pinnacle Liabilities (other than as provided in Section 2.4(a)(vi));

(iv) all Liabilities arising under any Environmental Law or with respect to Hazardous Materials in connection with, related to or associated with the Pinnacle Assets, including any such Liabilities arising in connection with the exposure to or release, discharge, emission or disposal or arrangement for same of Hazardous Materials at, on, under, or migrating from or to the Pinnacle Assets or at any third party properties, or with respect to actual or alleged violations of Environmental Law, in each case solely to the extent that the Liabilities arise and the facts on which they are based occur subsequent to the Distribution Date;

(v) the Transfer Fee (which, for the avoidance of doubt, shall be satisfied as a reduction to the OpCo Cash Payment pursuant to Section 2.2(b));

(vi) all Transaction Expenses up to and including either (i) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (ii) $25,000,000 if the Distribution or the Merger is completed after March 31, 2016 (which, for the avoidance of doubt, shall be satisfied as a reduction to the OpCo Cash Payment pursuant to Section 2.2(b));

(vii) the accrued and unpaid interest in respect of the Existing Indebtedness (for the avoidance of doubt, the OpCo Cash Payment shall be adjusted pursuant to Section 2.2(c)); and

(viii) those Liabilities set forth on Schedule 2.4(a).

provided, however, that Pinnacle Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

(b) For the purposes of this Agreement, “OpCo Liabilities” shall mean (without duplication) all of the Liabilities of Pinnacle, OpCo or any member of the OpCo Group or Pinnacle Group (as such group exists as of the Time of Distribution), other than the Pinnacle Liabilities, including:

(i) except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent relating to, arising out of or resulting from any OpCo Assets or the OpCo Business or Pinnacle Assets or the Pinnacle Business, arising at or before the Time of Distribution (with respect to the Pinnacle Assets or the Pinnacle Business) or whether arising before, at or after the Time of Distribution (with respect to the OpCo Assets or the OpCo Business);

(ii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed by OpCo or any other member of the OpCo Group;

(iii) all Liabilities (including, for the avoidance of doubt, any related interest or fees, costs or expenses) pursuant to the Company Financing Commitment;

(iv) all Liabilities of the Pinnacle Group (as such group exists as of the Time of Distribution) in respect of stockholder and securities litigation and the administration thereof relating to the Form 10 and the Transaction Documents arising between the execution of the Merger Agreement and the Effective Time of the Merger (excluding any Liabilities to the extent relating to information supplied by GLPI or any action or inaction by GLPI, which for the avoidance of doubt shall be Pinnacle Liabilities);

(v) all Transaction Expenses exceeding either (i) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (ii) twenty five million dollars ($25,000,000) if the Distribution or the Merger is completed after March 31, 2016.

(vi) all Liabilities arising under any Environmental Law or with respect to Hazardous Materials including any such Liabilities arising in connection with the exposure to or release, discharge, emission or disposal or arrangement for same of Hazardous Materials at, on, under, or migrating from or to the Pinnacle Assets or at any third party properties, or with respect to actual or alleged violations of Environmental Law, except for those Liabilities expressly assumed by Pinnacle pursuant to Section 2.4(a)(iv);

(vii) those Liabilities set forth on Schedule 2.4(b); and

(viii) any Liability of any member of the OpCo Group or the Pinnacle Group (as such group exists as of the Time of Distribution) that is not to be expressly assumed by a member of the Pinnacle Group pursuant to clauses (a)(i) through (a)(vii) of Section 2.4(a) above.

provided, however, that OpCo Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

2.5 Transfer of Assets and Assumption of Liabilities from and After the Time of Distribution.

(a) To the extent any Pinnacle Asset is transferred or assigned to, or any Pinnacle Liability is assumed by, a member of the OpCo Group at the Time of Distribution or is owned or held by a member of the OpCo Group after the Time of Distribution, and to the extent any OpCo Asset (including any funds to be transferred pursuant to Section 2.3(b)(vi)) is not transferred or assigned to, or any OpCo Liability is not assumed by, a member of the OpCo Group at the Time of Distribution or is owned or held by a member of the Pinnacle Group after the Time of Distribution, from and after the Time of Distribution:

(i) OpCo or Pinnacle, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other party or certain of its Subsidiaries designated by such party, and OpCo or Pinnacle, or such Subsidiaries, as applicable, shall accept from Pinnacle or OpCo and such applicable Subsidiaries, all of Pinnacle’s or OpCo’s or such Subsidiaries’ respective right, title and interest in and to such Pinnacle or OpCo Assets; and

(ii) Pinnacle or OpCo, as applicable, or certain Subsidiaries of Pinnacle or OpCo designated by such party, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities of Pinnacle or OpCo in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.5, and without any additional consideration therefor: (A) the applicable party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such party’s and its Subsidiaries’ right, title and interest in and to the applicable Assets to the other party and its Subsidiaries, and (B) the applicable party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such party.

2.6 Approvals and Notifications.

(a) From and after the Time of Distribution, to the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Reorganization or the Distribution

requires any Approvals or Notifications (the “Required Approvals”), the parties will use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Assets or assumption of any Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Reorganization, or the Distribution, that has not been obtained or made by the Time of Distribution then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment of such Assets or the assumption of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made; provided, however, that if such legal impediments are not removed, or such Approvals or Notifications are not obtained or made, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, all Assets and Liabilities that are held by any member of the Pinnacle Group or the OpCo Group, as the case may be, will be retained by such party indefinitely, and the parties shall execute mutually acceptable documentation to such effect in accordance with applicable Law. Notwithstanding anything in this Agreement to the contrary, the funds to be transferred to OpCo pursuant to Section 2.3(b)(vi) shall be transferred to OpCo as soon as reasonably practicable following any distribution or distributions, as the case may be, of any such funds to Pinnacle.

(c) If any transfer or assignment of any Asset or any assumption of any Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then, insofar as reasonably possible, the party retaining such Asset or such Liability, as the case may be, shall thereafter hold such Asset or Liability, as the case may be, for the use and benefit of the party entitled thereto (at the expense of such party entitled thereto) until such Asset or Liability is transferred to the party entitled thereto or until such Asset or Liability is retained by the other party pursuant to Section 2.6(b), whichever is sooner. In addition, for such period, the member of the party retaining such Asset or such Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to whom such Asset is to be transferred or assigned, or which will assume such Liability, as the case may be, in order to place such party in a substantially similar position as if such Asset or Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, is to inure from and after the Time of Distribution to such party.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Asset or the deferral of assumption of any Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Asset or the assumption of any Liability have been removed, the transfer or assignment of the applicable Asset or the assumption of the applicable

Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Merger Agreement and/or the applicable Transaction Document.

(e) Any party retaining an Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability, as the case may be, shall not be obligated, in connection with the foregoing and unless the parties have executed documentation providing for such asset or liability to be retained by such party pursuant to Section 2.6(b), to expend any money unless the necessary funds are advanced (or otherwise made available) by the party entitled to the Asset or Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by such party entitled to such Asset or Liability.

(f) To the extent any Pinnacle Asset intended to be subject to the Master Lease is transferred to or retained by a member of the OpCo Group pursuant to this Section 2.6, the rent payable under the Master Lease and the other obligations of the tenant under the Master Lease with respect to such Pinnacle Asset shall not be impacted by the transfer or retention of such Pinnacle Asset to a member of the OpCo Group (and such rent and other obligations shall be determined as if such Pinnacle Asset had been transferred or assigned to Pinnacle or a member of the Pinnacle Group); provided, that if such Pinnacle Asset is not transferred or assigned back to Pinnacle or a member of the Pinnacle Group by the second (2nd) anniversary of the Distribution Date, then the parties shall negotiate in good faith with respect to an alternative arrangement to place the parties in substantially equivalent economic circumstances with respect to the benefits and burdens of ownership of such Pinnacle Asset as if such Pinnacle Asset had been transferred as contemplated hereby.

(g) Notwithstanding anything herein to the contrary, the obligations of the parties set forth in Section 2.1(d), this Section 2.6 and Section 2.7 shall continue indefinitely (and shall not terminate on the second (2nd) anniversary of the Time of Distribution) with respect to any Assets or Liability associated with the leases specified on Schedule 2.6(g), the transfer of which has been deferred pursuant to this Section 2.6.

2.7 Responsibility for Liabilities. If Pinnacle or OpCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release required to transfer a Liability to the other party as required by this Agreement or the other Transaction Documents, then until the second (2nd) anniversary of the Time of Distribution, the applicable party shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, the other party shall, as agent or subcontractor for such party, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such party thereunder from and after the Time of Distribution. The party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall indemnify the other party, and hold the other party and its Group harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto the party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall have no obligation to indemnify any party that has engaged in any knowing and intentional violation of Law, breach of contract, tort, fraud or misrepresentation in connection therewith. The Indemnified Party shall cause each member of its Group without further consideration, to pay and remit, or cause to be paid or remitted, to the other party, promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is an Asset of such Group). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, the Indemnified Party shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of its Group to the other party without payment of further consideration and such other party shall, without the payment of any further consideration, assume such obligations in accordance with the terms of this Agreement and/or the applicable Transaction Document.

2.8 Disclaimer of Representations and Warranties. EACH OF GLPI, PINNACLE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PINNACLE GROUP) AND OPCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OPCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1 Actions on or Prior to the Distribution Date. Prior to the Distribution, the following shall occur:

(a) Filings. OpCo and Pinnacle shall prepare and, in accordance with applicable Law, file with the SEC the Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and OpCo and Pinnacle shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. OpCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Transaction Documents. OpCo and Pinnacle shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. Promptly after receiving a request from Pinnacle, OpCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on a National Securities Exchange of the OpCo Common Stock to be distributed in the Distribution.

(b) The Distribution Agent. Pinnacle shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(c) Transaction Documents. OpCo, Pinnacle and GLPI shall enter into the Transaction Documents.

3.2 Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied:

(a) each of the conditions to the closing of the Merger Agreement set forth in Article VI thereof shall have been fulfilled or waived by the party for whose benefit such condition exists (other than those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and GLPI shall have confirmed to Pinnacle in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution;

(b) each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto, as applicable;

(c) the Reorganization shall have been substantially completed in accordance with the Plan of Reorganization;

(d) the Form 10 filed with the SEC shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the information statement shall have been mailed to holders of Pinnacle Common Stock as of the Record Date;

(e) prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of OpCo held by or made available to directors and employees of OpCo shall have been filed with the SEC;

(f) all actions and filings with respect to the OpCo Common Stock necessary under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(g) OpCo shall have obtained an opinion from a nationally-recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the Distribution and the OpCo Cash Payment, and as to the solvency of OpCo and Pinnacle after giving effect to the Distribution and the OpCo Cash Payment in a form reasonably satisfactory to OpCo and Pinnacle;

(h) the OpCo Common Stock to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements; and

(i) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution or any of the Transactions or the Merger.

3.3 The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Pinnacle shall deliver to the Distribution Agent for the benefit of holders of record of Pinnacle Common Stock on the Record Date book-entry transfer authorizations for such number of the issued and outstanding shares of OpCo Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Time of Distribution and (iii) Pinnacle shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Time of Distribution, to each holder of record of Pinnacle Common Stock as of the Record Date, by means of a pro rata distribution, such number of shares of OpCo Common Stock as shall be determined by the Pinnacle Board of Directors (in its sole discretion) for every one (1) Pinnacle Common Stock so held. For the avoidance of doubt, all issued and outstanding shares of OpCo Common Stock held by Pinnacle shall be distributed to holders of Pinnacle Common Stock as of the Record Date pursuant to the prior sentence. Following the Distribution Date, (a) OpCo agrees to provide all book-entry transfer authorizations for shares of OpCo Common Stock that Pinnacle or the Distribution Agent shall require in order to effect the Distribution and (b) the Restrictive Declarations shall be recorded against the undeveloped lands in Lake Charles, LA and Baton Rouge, LA which constitute OpCo Assets, as listed on Schedule 2.3(b) hereto.

3.4 Corporate Name. Substantially concurrently with the Time of Distribution, Pinnacle shall execute, or shall cause the execution of, such amended organizational documents with respect to each member of the Pinnacle Group, as applicable, such that each member of Pinnacle Group, as applicable, shall effect a change in its respective name to a name not containing any Intellectual Property included in the OpCo Assets. Substantially concurrently with the Time of Distribution, Pinnacle shall, and shall cause its Subsidiaries to, file such amended organizational documents with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 3.4.

ARTICLE IV

ACCESS TO INFORMATION

4.1 Agreement for Exchange of Information. After the Time of Distribution and until the seventh (7th) anniversary of the date of this Agreement, each of Pinnacle and OpCo, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs for the conduct of its business; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, competitively sensitive, violate any Law or agreement (including any confidentiality provisions contained in any such agreement) or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, OpCo and Pinnacle shall be permitted to retain copies or originals, as the case may be, of all documents relating to the OpCo Business and the Pinnacle Business, respectively.

4.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Time of Distribution, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Pinnacle in effect on the Distribution Date (including any Information that is subject to a “litigation hold” issued by either party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Time of Distribution until such Information is seven (7) years old or until such later date as may be required by applicable Law.

(b) No party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other party for any other Liabilities.

4.5 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any other Transaction Document.

(b) Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either promptly destroy such Information or promptly return it to the providing party (at the receiving party’s option) and (ii) promptly deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by a duly authorized officer of the receiving party.

(c) When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly, after request of the other party, either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.7 Production of Witnesses; Records; Cooperation.

(a) After the Time of Distribution, except in the case of an adversarial Action by one party hereto (or any member of such party’s Group) against another party hereto (or any member of such party’s Group) each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents that may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(c) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and will be provided prior to the Time of Distribution have been and will be rendered for the collective benefit of each of the members of the Pinnacle Group and the OpCo Group, and that each of the members of the Pinnacle Group and the OpCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows:

(i) Pinnacle shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Pinnacle Business and not to the OpCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Pinnacle Group or any member of the OpCo Group. Pinnacle shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Pinnacle Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Pinnacle Group or any member of the OpCo Group; and

(ii) OpCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the OpCo Business and not to the Pinnacle Business, whether or not the privileged Information is in the possession or under the control of any member of the OpCo Group or any member of the Pinnacle Group. OpCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any OpCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the OpCo Group or any member of the Pinnacle Group.

(c) Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Pinnacle Group and the OpCo Group and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d) In the event of any Actions between Pinnacle and OpCo, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(e) If any dispute arises between Pinnacle and OpCo, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Pinnacle Group or the OpCo Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party. Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(f) In furtherance of the parties’ agreement under this Section 4.8, Pinnacle and OpCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE AND INDEMNIFICATION

5.1 Release of Pre-Distribution Claims.

(a) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, OpCo does hereby, for itself and each other member of the OpCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the OpCo Group (in each case, in their respective capacities as such), release and forever discharge Pinnacle and the other members of the Pinnacle Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the Pinnacle Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, Pinnacle does hereby, for itself and each other member of the Pinnacle Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the Pinnacle Group (in each case, in their respective capacities as such), release and forever discharge OpCo, the other members of the OpCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the OpCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document, in each case in accordance with its terms. In addition, nothing contained in Section 5.1(a) or Section 5.1(b) shall release any member of a Group from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document; or

(ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any of the other Transaction Documents.

Further, nothing contained in Section 5.1(a) shall release Pinnacle from indemnifying any past or present director, officer or employee of Pinnacle, OpCo or their respective Affiliates, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was or is entitled to such indemnification pursuant to then-existing obligations.

(d) OpCo shall not make, and shall not permit any member of the OpCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Pinnacle or any member of the Pinnacle Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Pinnacle shall not, and shall not permit any member of the Pinnacle Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against OpCo or any member of the OpCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of Pinnacle and OpCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Time of Distribution, between or among OpCo or any member of the OpCo Group and their respective directors, officers, agents or employees, on the one hand, and Pinnacle or any member of the Pinnacle Group and their respective directors, officers, agents or employees, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c).

5.2 General Indemnification by OpCo. Except as provided in Section 5.4, to the fullest extent permitted by applicable Law, OpCo shall, and shall cause the other members of the OpCo Group to, indemnify, defend and hold harmless Pinnacle, each other member of the Pinnacle Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pinnacle Indemnified Parties”), from and against any and all Liabilities of the Pinnacle Indemnified Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication): (i) any OpCo Liability, (ii) except to the extent it related to a Pinnacle Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the OpCo Group by any member of the Pinnacle Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 or the related information statement (as amended or supplemented if OpCo shall have furnished any amendments or supplements thereto), or any other filings with the SEC or Gaming Authorities (as defined in the Merger Agreement) made in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Transaction Documents, but excluding any such Liabilities to the extent relating to information supplied by GLPI and included in the Form 10, the related information statement or such other filings and (iv) except as provided in Section 5.1, any and all Liabilities of the Pinnacle Indemnified Parties relating to, arising out of or resulting from OpCo’s breach of this Agreement or any other Transaction Document (other than the Master Lease) in accordance with the provisions of such applicable agreement.

5.3 General Indemnification by Pinnacle. Except as provided in Section 5.4, to the fullest extent permitted by Law, Pinnacle shall and shall cause the other members of the Pinnacle Group to, indemnify, defend and hold harmless OpCo, each other member of the OpCo Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OpCo Indemnified Parties”), from and against any and all Liabilities of the OpCo Indemnified Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication) (i) any Pinnacle Liability, (ii) except to the extent it related to an OpCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the Pinnacle Group by any member of the OpCo Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by GLPI and included in the Form 10, related information statement or other filings with the SEC or Gaming Authorities in connection with the transactions contemplated by this Agreement, the Merger Agreement or Transaction Documents and (iv) except as provided in Section 5.1, any and all Liabilities of the OpCo Indemnified Parties relating to, arising out of or resulting from Pinnacle’s breach of this Agreement or any other Transaction Document (other than the Master Lease) in accordance with the provisions of such applicable agreement.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article V will be net of recoverable Insurance Proceeds. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds that are recoverable by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

5.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Pinnacle Group or the OpCo Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2 or Section 5.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.5(a).

(b) Subject to this Section 5.5(b) and Section 5.5(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.5(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) Notwithstanding Section 5.5(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.5(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.5(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.5 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.6 Tax Procedures.

(a) With respect to any period in which (x) Pinnacle has made or will make an election to be taxed as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) or (y) Pinnacle is a “qualified REIT subsidiary” (within the meaning of Section 856 of the Code) of a REIT (such other REIT, the “Parent REIT”), notwithstanding any other provisions in this Agreement, any payments to be made by OpCo to the Pinnacle Group pursuant to Section 5.2 or Section 5.4 for any calendar year shall not exceed the sum of (i) the amount that it is determined will not be gross income of Pinnacle or the Parent REIT for purposes of the requirements of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”) for any period in which Pinnacle or the Parent REIT has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Pinnacle or the Parent REIT, which opinion shall be reasonably satisfactory to Pinnacle or the Parent REIT plus (ii) such additional amount that is estimated can be paid to Pinnacle or the Parent REIT in such taxable year without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to Pinnacle or the Parent REIT during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Pinnacle or the Parent REIT, and (B) submitted to and approved by Pinnacle’s or the Parent REIT’s outside tax counsel, and (iii) in the event that Pinnacle or the Parent REIT receives a ruling from the IRS to the effect that Pinnacle or the Parent REIT’s receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or would be excluded from gross income of Pinnacle or the Parent REIT for purposes of the Specified REIT Requirements, the aggregate payments otherwise required to be made pursuant to Section 5.2 or Section 5.4 (determined without regard to this Section 5.6(a)) less the amount otherwise previously paid under clauses (i) and (ii) above.

(b) OpCo shall place the full amount of any payments otherwise to be made by OpCo pursuant to Section 5.2 or Section 5.4 in a mutually agreed escrow account upon mutually acceptable terms (which shall provide that (i) the amount in the escrow account shall be treated as the property of OpCo, unless it is released from such escrow account to any Pinnacle Indemnified Party), (ii) all income earned upon the amount in the escrow account shall be treated as the property of OpCo and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by OpCo whether or not said income has been distributed during such taxable year and (iii) any portion thereof shall not be released to any Pinnacle Indemnified Party unless and until OpCo receives any of the following: (A) a letter from Pinnacle’s or the Parent REIT’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Pinnacle Indemnified Parties without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by Pinnacle or the Parent REIT, such opinion to be reasonably satisfactory to Pinnacle or the Parent REIT, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid pursuant to Section 5.2 or Section 5.4 either would be excluded from gross income of Pinnacle or the Parent REIT for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events OpCo shall pay to the applicable Pinnacle Indemnified Parties the lesser of the unpaid amounts due pursuant to Section 5.2 or Section 5.4 (determined without regard to this Section 5.6) or the maximum amount stated in the letter referred to in clause (iii)(A) above.

(c) Any amount held in escrow pursuant to Section 5.6(b) for five (5) years shall be released from such escrow to be used as determined by OpCo in its sole and absolute discretion.

(d) Pinnacle shall bear all costs and expenses with respect to the escrow.

(e) OpCo shall cooperate in good faith to amend this Section 5.6 at the reasonable request of Pinnacle in order to (i) maximize the portion of such payment that may be distributed to Pinnacle hereunder without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements, (ii) improve Pinnacle’s or the Parent REIT’s chances of securing a favorable ruling described in this Section 5.6, or (iii) assist Pinnacle or the Parent REIT in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 5.6. Pinnacle shall reimburse OpCo for all reasonable out-of-pocket costs and expenses of such cooperation.

5.7 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party describing such claim in reasonable detail and including copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) For all Tax purposes, Pinnacle and OpCo agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by Pinnacle to OpCo or a distribution by OpCo to Pinnacle, as the case may be, occurring immediately prior to the Time of Distribution or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.8 Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither OpCo or its Affiliates, on the one hand, nor Pinnacle or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.9 Survival of Indemnities. The rights and obligations of each of Pinnacle and OpCo and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, including the Merger and the transactions contemplated thereby.

ARTICLE VI

OTHER AGREEMENTS

6.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, including the Transactions, and the other Transaction Documents. In furtherance of such efforts, prior to the Time of Distribution, Pinnacle may adjust or modify the Plan of Reorganization from time to time as it determines is advisable to effect the Reorganization, provided that no such adjustment or modification that would reasonably be expected to adversely affect Pinnacle or GLPI from and after the Distribution shall be implemented without GLPI’s prior written consent (which consent shall not be unreasonably, withheld, conditioned or delayed).

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall, subject to Section 2.6(a), cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Time of Distribution, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Assets and the assignment and assumption of the Liabilities and the other transactions contemplated hereby and thereby, including the Transactions. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest except as contemplated by any Transaction Document or, solely in the case of OpCo Assets, as contemplated by any of the Company Financing Commitment.

(c) At or prior to the Time of Distribution, Pinnacle and OpCo in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by OpCo or any other Subsidiary of Pinnacle or OpCo, as the case may be, to effectuate the transactions contemplated by this Agreement, including the Transactions.

6.2 Confidentiality.

(a) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, Pinnacle shall not, and shall cause its Affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Pinnacle Group, any OpCo Confidential Information. If any disclosures are made to any member of the Pinnacle Group in connection with any services provided to a member of the OpCo Group under this Agreement or any other Transaction Document, then the OpCo Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. Pinnacle shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the OpCo Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any Information, material or documents relating to the OpCo Business currently or formerly conducted, or proposed to be conducted, by any member of the OpCo Group furnished to, or in possession of, Pinnacle, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Pinnacle or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is referred to herein as “OpCo Confidential Information.” OpCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Pinnacle not otherwise permissible hereunder, (ii) Pinnacle can demonstrate became available to Pinnacle after the Time of Distribution from a source other than Pinnacle, OpCo or their Affiliates or (iii) is developed independently by Pinnacle without reference to the OpCo Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Pinnacle to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, OpCo or any member of the OpCo Group with respect to such information.

(b) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, OpCo shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to OpCo or any member of the OpCo Group, any Pinnacle Confidential Information. If any disclosures are made to any member of the OpCo Group in connection with any services provided to a member of the OpCo Group under this Agreement or any other Transaction Document, then the Pinnacle Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The OpCo Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Pinnacle Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Pinnacle or any of its Affiliates (other than any member of the OpCo Group) furnished to, or in possession of, any member of the OpCo Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by OpCo, any member of the OpCo Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Pinnacle Confidential Information.” Pinnacle Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the OpCo Group not otherwise permissible hereunder, (ii) OpCo can demonstrate became available to OpCo after the Time of Distribution from a source other than OpCo, Pinnacle or their respective Affiliates or (iii) is developed independently by such member of the OpCo Group without reference to the Pinnacle Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by OpCo to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Pinnacle or its Affiliates with respect to such information.

(c) If Pinnacle or its Affiliates, on the one hand, or OpCo or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any OpCo Confidential Information or Pinnacle Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any OpCo Confidential Information or Pinnacle Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) Each of Pinnacle and OpCo acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date. Pinnacle and OpCo each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons to the extent disclosed to such party.

6.3 Insurance Matters.

(a) Pinnacle acknowledges and agrees, on its own behalf and on behalf of each of the members of the Pinnacle Group, that, from and after the Time of Distribution, neither Pinnacle nor any members the Pinnacle Group shall have any rights to or under any of OpCo’s or the OpCo Group’ insurance policies.

(b) At the Time of Distribution, all insurance policies (and rights and obligations thereunder) of any member of OpCo Group or Pinnacle Group, shall be retained by or transferred to a member of OpCo Group, as applicable, other than the insurance policies acquired prior to the Time of Distribution by and in the name of Pinnacle or its Subsidiaries pursuant to Section 6.3(c) hereof.

(c) At the Time of Distribution, Pinnacle shall, at GLPI’s cost, have in effect all insurance policies required to comply with Pinnacle’s statutory and contractual obligations and such other insurance policies (with such terms, conditions and limits) as are reasonably necessary or customary for companies operating a business similar to the Pinnacle Business. Such insurance policies include, in addition to any policies required pursuant to and in accordance with the Master Lease Agreement, general liability, commercial auto liability, workers’ compensation, employers liability, product liability, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d) Neither OpCo nor any member of the OpCo Group shall have any obligation to secure extended reporting for any claims under any of OpCo’s or the OpCo Group claims-made or occurrence-reported liability policies for any acts or omissions by Pinnacle or any member of the Pinnacle Group incurred prior to the Time of Distribution.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either OpCo or any member of the OpCo Group in respect of any of the OpCo insurance policies and programs or any other contract or policy of insurance.

6.4 Litigation; Cooperation.

(a) Assumed Actions.

(i) As of the Time of Distribution, OpCo shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the OpCo Assumed Actions and all fees and costs relating to the defense of the OpCo Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “OpCo Assumed Actions” means all Actions in existence as of the Distribution Date in which any member of the OpCo Group, the Pinnacle Group (as such group exists as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or the Pinnacle Group (as such group exists as of the Time of Distribution) is a defendant other than the Pinnacle Assumed Actions.

(ii) As of the Time of Distribution, Pinnacle shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Pinnacle Assumed Actions and all fees and costs relating to the defense of the Pinnacle Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “Pinnacle Assumed Actions” means those Actions listed on Schedule 6.4(a)(ii).

(b) Transferred Actions.

(i) OpCo shall transfer the Pinnacle Transferred Actions to Pinnacle, and Pinnacle shall receive and have the benefit of all of the proceeds of such Pinnacle Transferred Actions. “Pinnacle Transferred Actions” means those Actions in which any member of the OpCo Group, the Pinnacle Group (as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or the Pinnacle Group (as of the Time of Distribution) is a plaintiff or claimant that are listed on Schedule 6.4(b)(i).

(ii) Pinnacle shall transfer the OpCo Transferred Actions to OpCo, and OpCo shall receive and have the benefit of all of the proceeds of such OpCo Transferred Actions. “OpCo Transferred Actions” means those Actions in which any member of the OpCo Group, the Pinnacle Group (as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or Pinnacle Group (as of the Time of Distribution) is a plaintiff other than the Pinnacle Transferred Actions.

(c) (i) Pinnacle agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the Pinnacle Business is commenced naming both Pinnacle and OpCo as defendants thereto, then Pinnacle shall use its commercially reasonable efforts to cause OpCo to be removed from such Third Party Claim; provided, that, if Pinnacle is unable to cause OpCo to be removed from such Third Party Claim, Pinnacle and OpCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii) OpCo agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the OpCo Business is commenced naming both Pinnacle and OpCo as defendants thereto, then OpCo shall use its commercially reasonable efforts to cause Pinnacle to be removed from such Third Party Claim; provided, that, if OpCo is unable to cause Pinnacle to be removed from such Third Party Claim, Pinnacle and OpCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii) Pinnacle and OpCo agree that at all times from and after the Time of Distribution if a Third Party Claim which does not relate primarily to the OpCo Business or the Pinnacle Business is commenced naming both Pinnacle (or any member of the Pinnacle Group) and OpCo (or any member of the OpCo Group) as defendants thereto, then Pinnacle and OpCo shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

6.5 Tax Matters. Pinnacle, GLPI and OpCo shall enter into the Tax Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.6 Employee Matters. Pinnacle, GLPI and OpCo shall enter into the Employee Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

6.7 Compliance with Legal Requirements. After the Time of Distribution, each of OpCo and Pinnacle covenants and agrees that it will comply in all material respects with all legal requirements and regulations applicable to it that have been enacted by a Governmental Authority as a condition to or otherwise in connection with the Distribution.

ARTICLE VII

DISPUTE RESOLUTION

7.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Master Lease), or the validity, interpretation, breach or termination thereof, or arising out of or related to the relationship and/or duties of the parties created by this Agreement or the transactions contemplated hereby (whether arising out of contract, tort, equity or statute) (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.

(b) Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall, to the greatest extent permitted by applicable law, be deemed to have been delivered in furtherance of a Dispute settlement and shall, to the greatest extent permitted by applicable law, be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c) By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court pursuant to Section 7.2(f), the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY IN ANY LITIGATION PERMITTED HEREUNDER.

(e) The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(f) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.

7.2 Arbitration.

(a) In the event of any Dispute, either party may (i) pursuant to its rights under Section 8.10, submit a request for interim or preliminary injunctive relief to an arbitral tribunal appointed pursuant to Section 7.2(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Arbitration Rules, or before any court of competent jurisdiction) if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b) The arbitral tribunal will be composed of three arbitrators appointed in the manner provided by the CPR Arbitration Rules.

(c) The seat of arbitration shall be Wilmington, Delaware.

(d) The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), final, complete, interim, or interlocutory relief, including specific performance or any other form of injunctive relief and attorneys’ fees and costs; provided, that the arbitral tribunal will not award and shall not be empowered to award any Special Damages. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings. In any such action, Pinnacle and OpCo each unconditionally and irrevocably (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery located in Wilmington, Delaware, or where such court does not have jurisdiction, the state or federal court located within the County of New Castle in the State of Delaware (“Delaware Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (iii) consents to service of process in the manner provided for notices in Section 8.5 below, or in any other manner permitted by applicable law; and (IV) WAIVES ANY RIGHT TO TRIAL BY JURY. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court pursuant to this Section 7.2(d), the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court or a special arbitrator modify or vacate any temporary or preliminary relief issued by such court or special arbitrator, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.2 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(f) A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon and enforce such award in any court of competent jurisdiction.

(g) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(h) If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate, subject to and in accordance with Section 8.2, all such nonarbitrable claims, counterclaims or defenses.

(i) The parties agree that the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.2.

(j) Each party shall bear its own fees, costs and expenses and shall bear an equal share of the expenses of the arbitration, including the fees, costs and expenses of the arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the substantially prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

ARTICLE VIII

MISCELLANEOUS

8.1 Corporate Power. Pinnacle represents on behalf of itself and on behalf of other members of the Pinnacle Group, and OpCo represents on behalf of itself and on behalf of other members of the OpCo Group, as follows:

(a) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions; and

(b) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.2 Governing Law; Jurisdiction. This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware which might compel the applications of the law of another jurisdiction.

8.3 Survival of Covenants. Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

8.4 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

If to GLPI, Pinnacle or a member of the Pinnacle Group, to:

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd., Suite 400

Wyomissing, Pennsylvania 19610

Facsimile:         (610) 401-2901

Email:               bmoore@glpropinc.com

Attention:          Brandon J. Moore

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:              Daniel A. Neff

                       Gregory E. Ostling

Email:            DANeff@wlrk.com

                       GEOstling@wlrk.com

Telephone:    (212) 403-1000

Facsimile:     (212) 403-2000

if to OpCo:

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

with a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP

Four Times Square

New York, NY 10036

Attn:             Stephen F. Arcano

                       Neil P. Stronski

Email:           stephen.arcano@skadden.com

                       neil.stronski@skadden.com

Telephone:    (212) 735-3000

Facsimile:      (212) 735-2000

8.6 Termination. Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of Pinnacle without the prior approval of any Person, including OpCo. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Time of Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Transactions, be consummated as originally contemplated to the greatest extent possible.

8.8 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

8.11 Amendment. Except as provided in Section 8.14, this Agreement may be amended or modified only by a written instrument signed by OpCo and Pinnacle which, unless the Merger Agreement has been terminated in accordance with its terms, shall not become effective unless GLPI has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving; provided, that unless the Merger Agreement has been terminated in accordance with its terms, no party may waive any provision of this Agreement without GLPI’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “party” shall mean Pinnacle or OpCo, as appropriate, and references to “parties” shall mean Pinnacle and OpCo (except that with reference to Article VII and Article VIII, “parties” shall mean Pinnacle, OpCo and, to the extent applicable in the context, GLPI, and to the extent applicable, “party” shall mean Pinnacle or OpCo or GLPI, as applicable), (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Pinnacle and OpCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.

8.13 Counterparts. This Agreement may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

8.14 GLPI Guaranty.

(a) GLPI hereby guarantees unconditionally and as a primary obligation, for the benefit of OpCo, the due performance by Pinnacle of its obligations under the Transaction Documents following the Effective Time (the “Guaranteed Obligations”). If Pinnacle fails to perform any such obligation, GLPI, upon written request of OpCo, shall, or shall cause Pinnacle to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.14 shall only be effective from and after the Effective Time.

(b) GLPI hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by OpCo upon this Section 8.14 or acceptance of this Section 8.14. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.14, and all dealings between OpCo, on the one hand, and Pinnacle, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.14. When pursuing its rights and remedies hereunder against GLPI, OpCo shall be under no obligation to pursue such rights and remedies it may have against Pinnacle or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by OpCo to pursue such other rights or remedies or to collect any payments from Pinnacle or any such other Person or to realize upon or to exercise any such right of offset shall not relieve GLPI of any liability hereunder.

(c) GLPI expressly and irrevocably waives any election of remedies by OpCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Pinnacle under or in connection with this Agreement, other than defenses that are available to Pinnacle hereunder. OpCo acknowledges and agrees that GLPI shall be entitled to all rights, remedies and benefits of Pinnacle hereunder following the Time of Distribution. GLPI acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.14 are made knowingly in contemplation of such benefits.

(d) GLPI represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.14 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of GLPI, enforceable against GLPI in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which GLPI is subject or result in any breach of any contract to which GLPI is a party, other than such contravention or breach that would not be material to GLPI or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.14.

(e) OpCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against GLPI shall be limited solely to satisfaction out of, and enforcement against, the assets of GLPI and the Pinnacle Group, and OpCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of GLPI’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law.

(f) No amendment, supplement or modification to this Section 8.14 shall be made without the written agreement of GLPI.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	President and Chief Financial Officer

PNK ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	President and Chief Financial Officer

Solely with respect to Article VIII

GAMING AND LEISURE PROPERTIES, INC.

By:	/s/ William J. Clifford
Name:	William J. Clifford
Title:	Senior Vice President and Chief Financial Officer